Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-290134, 333-283756, 333-276003, 333-267972, 333-248759, 333-233760, 333-226884 and 333-260304), Form S-3 (File No. 333-292110, 333-287679, 333-278652, 333-276496, 333-263037, 333-258048, 333-256621, 333-255352 and 333-261509), and Form S-1 (File No. 333-287826, 333-283968, 333-275397, 333-256771, 333-251122, 333-239678, 333-229615, 333-272846, 333-230470, and 333-220368) of our report dated March 04, 2025, except for the effect of the reverse stock split described in Note 3, as to which the date is March 5, 2026, with respect to the consolidated financial statements of Adial Pharmaceuticals, Inc. included in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Marcum LLP

Marlton, New Jersey

March 5, 2026